EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 40-F for the year ended December 31, 2010 of FirstService Corporation of our report dated February 25, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
February 25, 2011